Exhibit 10.2

EXECUTION COPY

RECEIVABLES SALE AGREEMENT

Dated as of April 17, 2013

between

HENRY SCHEIN, INC.,

HENRY SCHEIN PUERTO RICO, INC.,

INSOURCE, INC.,

CAMLOG USA, INC.

AND SUCH OTHER ENTITIES PARTY HERETO FROM TIME TO TIME,

as Originators,

and

HSFR, INC.,

as Buyer

i

ii

EXHIBITS AND SCHEDULES

Exhibit I	-	Definitions

Exhibit II	-	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names

Exhibit III	-	Lock-Boxes; Collection Accounts; Collection Banks

Exhibit IV	-	Copy of Credit and Collection Policy

Exhibit V	-	Form of Subordinated Note

Exhibit VI	-	Form of Purchase Report

Exhibit VII	-	Form of Joinder Agreement

Schedule A		List of Documents to be Delivered to Buyer Prior to the Purchases

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RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of April 17, 2013, is by and between Henry Schein, Inc., a Delaware corporation (“Schein”), Henry Schein Puerto Rico, Inc., a corporation organized under the laws of Puerto Rico (“Schein Puerto Rico”), Insource, Inc., a Virginia corporation (“Insource”), Camlog USA, Inc., a Delaware corporation, and each of the parties that has executed a Joinder Agreement in the form of Exhibit VII hereto as originator (Schein, Schein Puerto Rico, Insource and Camlog together with their successors and permitted assigns, and each such other party being referred to collectively as the “Originators” and individually as an “Originator”) and HSFR, Inc., a Delaware corporation (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in Exhibit I to the Purchase Agreement).

PRELIMINARY STATEMENTS

Each Originator now owns, and from time to time hereafter will own, Receivables. Each Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from each Originator, all of such Originator’s right, title and interest in and to its Receivables, together with the Related Security and Collections with respect thereto.

Each Originator and Buyer intends the transactions contemplated hereby to be true sales to Buyer by such Originator of the Receivables originated by it, providing Buyer with the full benefits of ownership of such Receivables, and neither the Originators nor Buyer intends these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originators.

Following the purchase of Receivables from the Originators, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of April 17, 2013 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, Schein, as initial Servicer, the various Purchaser Groups from time to time party thereto (collectively, the “Purchasers”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as agent for each Purchaser Group (in such capacity, the “Agent”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

AMOUNTS AND TERMS OF THE PURCHASE

Section 1.1 Initial Cash Contribution. On the date hereof, Schein does hereby contribute cash in the amount of approximately $400,000,000 as a capital contribution to HSFR, Inc. its wholly-owned subsidiary.

Section 1.2 Purchase of Receivables. (a) Effective on the date hereof, in consideration for the Purchase Price paid to an Originator and upon the terms and subject to the conditions set forth herein, such Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from such Originator, all of such Originator’s right, title and interest in and to all Receivables originated by such Originator and existing as of the close of business on the Business Day immediately prior to the date hereof (the “Initial Cutoff Date”) and all Receivables thereafter originated by such Originator through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the date hereof Buyer shall acquire all of each Originator’s right, title and interest in and to all of its Receivables existing as of the Initial Cutoff Date and thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder from each Originator in accordance with Section 1.3.

(b) On the 20th day of each month hereafter (or if any such day is not a Business Day, on the next succeeding Business Day thereafter, each Originator shall (or shall require the Servicer to) deliver to Buyer a report in substantially the form of Exhibit VI (each such report being herein called a “Purchase Report”) with respect to the Receivables sold by such Originator to Buyer during the Settlement Period then most recently ended. In addition to, and not in limitation of, the foregoing, in connection with the payment of the Purchase Price to an Originator for any of its Receivables purchased hereunder, Buyer may request that such Originator deliver, and such Originator shall deliver, such approvals, opinions, information or documents as Buyer may reasonably request.

(c) It is the intention of the parties hereto that each Purchase of Receivables from an Originator hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables originated by such Originator. Except for the Purchase Price Credits owed to Buyer pursuant to Section 1.4, the sale of Receivables hereunder by an Originator is made without recourse to such Originator; provided, however, that (i) such Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it will mark its computer records indicating that its Receivables have been sold to the Buyer and pledged to the Agent under the Purchase Agreement (which marking may take the form of a footnote or legend on any applicable entry screen for the Receivables data or system). In addition, Schein agrees that it will note in its consolidated financial statements that the Receivables of each Originator have been sold to Buyer. Each Originator will file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables originated by such Originator and the Related Security and Collections with respect thereto, or as Buyer or the Agent (as Buyer’s assignee) may reasonably request.

Section 1.3 Payment for the Purchases. (a) The Purchase Price for the Purchase from an Originator of its Receivables in existence as of the close of business on the Initial Cutoff Date shall be payable in full by Buyer to such Originator on the date hereof, and shall be paid to such Originator in the following manner:

(i) by delivery of immediately available funds, to the extent of funds made available to Buyer under the Purchase Agreement; provided that a portion of such funds shall be offset by amounts owed by such Originator to Buyer on account of the issuance of equity having a total value of not less than the Required Capital Amount, and

(ii) the balance, by delivery of the proceeds of a subordinated revolving loan from such Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the lesser of (A) the remaining unpaid portion of such Purchase Price, and (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by Buyer to the applicable Originator or its designee on the date each such Receivable came into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by such Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following clauses (b), (c) and (d).

(b) With respect to any Receivables coming into existence after the Initial Cutoff Date, Buyer shall pay the applicable Originator the Purchase Price therefor in accordance with Section 1.3(d) and in the following manner:

first, by delivery to such Originator or its designee of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in all of the Receivables to the Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand;

second, by an increase in the outstanding balance of the Subordinated Loan of such Originator, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.3(a)(ii); and

third, solely in the case of Receivables originated by Schein, unless the Termination Date has occurred in accordance with this Agreement, by accepting a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price.

Subject to the limitations set forth in Section 1.3(a)(ii), each Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer in accordance with this Section 1.3 on or prior to the Termination Date. The Subordinated Loans owing to each Originator shall be evidenced by, and shall be payable in accordance with the terms and provisions of its Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

(c) From and after the Termination Date, (i) each Originator shall not be obligated to (but may, at its option) sell its Receivables to Buyer, or (ii) Schein shall not be obligated to (but may, at its option) contribute its Receivables to Buyer’s capital pursuant to clause third of Section 1.3(b).

(d) Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and payable in full by Buyer to the applicable Originator on the date such Receivable came into existence, a true-up of the settlement of the Purchase Price between Buyer and such Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables originated by such Originator during the same Calculation Period and based on the information contained in the Purchase Report delivered by such Originator for the Calculation Period then most recently ended. Although a true-up of the settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under a Subordinated Note made pursuant to this Section 1.3 and any contribution of capital by Schein to Buyer made pursuant to Section 1.3(b) may be made on any Business Day. For the avoidance of doubt all Receivables contributed to the Buyer hereunder shall be treated in the same manner as Receivables sold to Buyer hereunder (including for purposes of Section 1.4 and all representation and warranties set forth in Article II).

Section 1.4 Purchase Price Credit Adjustments. If on any day:

(a) the Outstanding Balance of any Receivable is reduced or cancelled as a result of any credit issued for returned or repossessed goods, any shortages, any pricing adjustment, any volume rebate or any other allowance, adjustment or deduction by the applicable Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or

(b) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

(c) the Outstanding Balance of any Receivable is reduced on account of the obligation of the applicable Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(d) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Settlement Report (for any reason other than receipt of Collections), or

(e) any of the representations or warranties of the applicable Originator with respect to any Receivable originated by such Originator set forth in Article II were not true in all material respects when made, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to such Originator hereunder equal to (A) in the case of clauses (a) through (d) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating the Net Pool Balance, as applicable, and (B) in the case of clause (e) above, in the amount of the Outstanding Balance of such Receivable (calculated before giving effect to the applicable reduction or cancellation). If such Purchase Price Credit exceeds the Original Balance of the Receivables originated by such Originator on any day or if the Termination Date has occurred, such Originator shall pay the remaining amount of such Purchase Price Credit in cash immediately, provided that if the Termination Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under its Subordinated Note.

Section 1.5 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed (other than interest calculated at the Prime Rate or the Federal Funds Effective Rate which shall be made on the basis of a year of 365 or 366 days, as the case may be).

Section 1.6 License of Software. (a) To the extent that any software used by any Originator to account for the Receivables originated by it is non-transferable, such Originator hereby grants to each of Buyer (and Buyer’s assignee) and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all such software used by such Originator to account for such Receivables, to the extent necessary to administer such Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, such Originator hereby agrees that upon the request of Buyer (or Buyer’s assignee), such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the later to occur of (i) indefeasible payment in full of the Aggregate Unpaids (as defined in the Purchase Agreement), and (ii) the date each of this Agreement and the Purchase Agreement terminates in accordance with its terms.

(b) Each Originator (i) shall take such action requested by Buyer and/or the Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer (and Buyer’s assignee) and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for such Receivables and/or to recreate such Records.

Section 1.7 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.2(c), any sale or contribution by any Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables by each Originator hereunder shall constitute a true sale thereof, each Originator hereby grants to Buyer a security interest in all of such Originator’s right, title and interest in, to and under all of its Receivables which are now existing or hereafter arising, all Collections and Related Security with respect thereto, each Lock-Box and Collection Account, all other rights and payments relating to such Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables purchased from such Originator together with all other obligations of such Originator hereunder, which security interest shall be prior to all other Liens thereon. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Originator. Each Originator hereby represents and warrants to Buyer on the date hereof, on the date of the Purchase from such Originator hereunder and on each date that any Receivable is originated by such Originator or on or after the date of such Purchase, that:

(a) Organization and Qualification. Such Originator is duly organized, validly existing and in good standing under the Laws of its state of incorporation or organization. Such Originator is duly qualified to do business as a foreign corporation, foreign limited liability company or foreign limited partnership, as applicable, in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its financial condition or results of operations or any of its Receivables.

(b) Authority. Such Originator has the legal power and authority to execute and deliver this Agreement and each other Transaction Document to which such Originator is a party, to make the sales provided for herein and to perform its obligations under this Agreement and the other Transaction Documents.

(c) Execution and Binding Effect. Each of this Agreement and the other Transaction Documents to which such Originator is a party has been duly executed and delivered by such Originator and, constitutes the legal, valid and binding obligation of such Originator, enforceable against such Originator in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity and will vest in the Buyer a valid undivided ownership interest in its Receivables, the Related Security, the Collections and the related Proceeds (the “Purchased Assets”) purported to be assigned thereby, subject to no Liens.

(d) Authorizations and Filings. Each Originator has obtained and holds in full force all authorizations, consents, approvals, licenses, exemptions or other actions by, registrations, qualifications, designations, declarations or filings with, any Official Body which are necessary in connection with the execution and delivery by such Originator of this Agreement and each of the other Transaction Documents to which such Originator is a party, the consummation by such Originator of the transactions herein or therein contemplated or the performance by such Originator of or the compliance by such Originator with the terms and conditions hereof or thereof, or to ensure the legality, validity or enforceability hereof or thereof, to ensure that the Buyer will have a valid ownership interest in and to the Receivables, the Related Security, the Collections and the related Proceeds.

(e) Location of Chief Executive Office, etc. As of the date hereof: (i) such Originator’s Chief Executive Office is located at the address for notices set forth on the signature page hereof; (ii) such Originator has only the Subsidiaries and divisions listed on Exhibit II hereto; (iii) the offices where such Originator keeps all of its Records with respect to any of its Receivables are listed on Exhibit II; and (iv) such Originator has, within the last 5 years, operated only under the trade names identified in Exhibit II, and, within the last 5 years, has not changed its name, merged or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).

(f) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Originator) (i) legal and equitable title to, with the right to sell and encumber, each Receivable originated by such Originator, its Related Security, Collections and related Proceeds, whether now existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of such Originator’s right, title and interest in the Related Security associated with each such Receivable. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in such Receivables, the Related Security, Collections and Proceeds. Upon the filing of the necessary financing statements under the UCC as in effect in the jurisdiction whose Law governs the perfection of the Buyer’s security interest in the Purchased Assets, the Buyer’s security interest in the Receivables and the other Purchased Assets will be perfected under Article 9 of such UCC (in the case of the other Purchased Assets, to the extent such security interest may be perfected by filing a financing statement), free and clear of any Lien, except as created by the Transaction Documents. Such Originator’s jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest’s obtaining priority over the rights of a lien creditor which respect to collateral.

(g) Absence of Conflicts. Neither the execution and delivery by such Originator of this Agreement and each of the Transaction Documents to which it is a party, nor the consummation by such Originator of the transactions herein or therein contemplated, nor the performance by such Originator of or the compliance by such Originator with the terms and conditions hereof or thereof, will (i) violate any Law or (ii) conflict with or result in a breach of or a default under (A) the Organizational Documents of such Originator or (B) any material agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which such Originator is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which could be reasonably expected to have a material adverse effect on the financial position or results of operations of such Originator or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon the Receivables or other Purchased Assets. Such Originator has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of its Receivables.

(h) Accurate and Complete Disclosure. No information furnished in writing by a Responsible Officer of such Originator pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date of which such information was furnished (including by omission of material information necessary to make such information not misleading); provided that, with respect to projected financial information of a general economic nature, and general industry information, such Originator represents that such information was prepared in good faith based upon assumptions believed accurate at that time.

(i) [Intentionally Omitted.]

(j) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(k) Litigation. No injunction, decree or other decision has been issued or made by any Official Body that prevents, and to the knowledge of such Originator, no threat by any Person has been made to attempt to obtain any such decision that could be reasonably expected to have a material adverse effect on, the conduct by such Originator of a significant portion of such Originator’s business operations or any portion of its business operations affecting the Receivables, the Related Security, the Collections and the related Proceeds, and no litigation, investigation or proceeding exists or, to the knowledge of such Originator, is threatened in writing asserting the invalidity of any of the Transaction Documents, seeking to prevent the consummation of any transactions contemplated by the Transaction Documents, or seeking any determination or ruling that could be reasonably expected to materially and adversely affect (A) the performance by such Originator of its obligations under the Transaction Documents or (B) the validity or enforceability of the Transaction Documents, the Contracts or a material amount of the Receivables.

(l) Margin Regulations. The use of all funds acquired by such Originator under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may be amended, supplemented or otherwise modified from time to time.

(m) Taxes. Such Originator has timely filed all United States federal income tax returns and all other material tax returns which are required to be filed by it and has paid all material taxes due pursuant to such returns and paid or timely contested any assessment received by such Originator related to such returns.

(n) Books and Records. Such Originator has indicated on its books and records (including any computer files) that its Receivables sold to the Buyer, the Related Security, the Collections and the related Proceeds are the property of the Buyer. Such Originator maintains at, or shall cause the Servicer to maintain at, one or more of their respective offices listed on Exhibit II the complete records for the Receivables originated by such Originator.

(o) Creditor Approval. Such Originator has obtained from its creditors (i) all approvals necessary to sell and assign its Receivables, the Related Security, the Collections and the related Proceeds and (ii) releases of any security interests in its Receivables, the Related Security, the Collections and the related Proceeds.

(p) Financial Condition.

(i) Such Originator is not insolvent or the subject of any Event of Bankruptcy and the sale of its Receivables on such day will not be made in contemplation of the occurrence thereof.

(ii) Since December 29, 2012, there has been no material adverse change in, or material adverse effect upon, the business, operations or financial condition of such Originator.

(q) Financial Information. Solely with respect to Schein, if and when produced in accordance with the terms of this Agreement, the consolidated balance sheet of Schein as of the most recent Fiscal Year end and the related statements of income of Schein for the Fiscal Year then ended, fairly present the consolidated financial position of Schein as of such date and the consolidated results of the operations, all in accordance with GAAP; provided that, with respect to projected financial information of a general economic nature, and general industry information, Schein represents that such information was prepared in good faith based upon assumptions believed accurate at that time.

(r) Investment Company. Such Originator is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(s) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, either alone or when taken together with all other such ERISA Events, could reasonably be expected to result in a material adverse effect on the business, financial condition, operations or properties of Schein and its ERISA Affiliates taken as a whole. Any excess of the accumulated benefit obligations under one or more Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) over the fair market value of the assets of such Pension Plan or Pension Plans is in an amount that could not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the business, financial condition, operations or properties of Schein and ERISA Affiliates taken as a whole.

(t) Separate Corporate Existence. Such Originator is entering into the transactions contemplated by this Agreement in reliance on the Buyer’s identity as a separate legal entity from such Originator and each of its Affiliates, and acknowledges that the Buyer and the other parties to the Transaction Documents are similarly entering into the transactions contemplated by the other Transaction Documents in reliance on the Buyer’s identity as a separate legal entity from such Originator and each such other Affiliate. Such Originator has at all times complied with Section 4.1(r).

(u) No Fraudulent Conveyance. The transactions contemplated by this Agreement and by each of the Transaction Documents are being consummated by such Originator in furtherance of such Originator’s ordinary business, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors. By its receipt of the Purchase Price hereunder and its ownership of the capital stock of the Buyer, such Originator shall have received reasonably equivalent value for the Purchased Assets sold or otherwise conveyed to the Buyer under this Agreement. No transfer hereunder by such Originator of any Receivable originated by such Originator is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(v) Ownership of Buyer. Solely in the case of Schein, Schein owns, directly or indirectly, 100% of the issued and outstanding equity interests of Buyer. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer.

(w) Compliance with Law. Such Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a material adverse effect on its financial condition or results of operations or the enforceability of any Receivables.

Section 2.2 Representations and Warranties of each Originator Concerning the Receivables. By selling its Receivables to Buyer on each Purchase Date, each Originator hereby represents and warrants to Buyer on the date hereof and on the date of the Purchase from such Originator, that:

(a) Assignment. This Agreement vests in the Buyer all the right, title and interest of such Originator in and to its Receivables, the Related Security, the Collections and Proceeds, and constitutes a valid sale and assignment of such Receivables, enforceable against, and creating an interest prior in right to, all creditors of and purchasers from such Originator.

(b) No Liens. Each Receivable originated by such Originator, together with the related Contract and all purchase orders and other agreements related to such Receivable, is owned by such Originator free and clear of any Lien. When the Buyer makes a purchase of a Receivable originated by such Originator it shall have acquired and shall continue to have maintained an ownership interest in such Receivable and in the Related Security, the Collections and Proceeds with respect thereto free and clear of any Lien (other than the Lien arising in connection with this Agreement). Such Originator has not and will not prior to the time of the sale of any such interest to the Buyer have sold, pledged, assigned, transferred or subjected to a

Lien any of its Receivables, the Related Security, the Collections, and Proceeds other than in accordance with the terms of this Agreement (or except as released concurrent with the assignment to the Buyer hereunder).

(c) Filings. On or prior to each Purchase Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Receivables originated by such Originator, the Related Security, the Collections, and Proceeds against all creditors of and purchasers from such Originator and all other Persons whatsoever have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

(d) Credit and Collection Policy. The Credit and Collection Policy has been complied with in all material respects in regard to each Receivable originated by such Originator and related Contract and no material change to the Credit and Collection Policy has been made unless (i) the Agent has received prior written notice of such change and (ii) the Agent and the Required Purchaser Agents have consented to such change if such change could reasonably be expected to have a material adverse effect on the collectibility of the Receivables generally or of any material portion of the Receivables. Neither such Originator nor any other Person has extended or modified the terms of any Receivable originated by such Originator or the related Contract except in accordance with the Credit and Collection Policy.

(e) Bona Fide Receivables. Each Receivable originated by such Originator is an obligation of an Obligor arising out of a past or current sale or performance by such Originator, in accordance with the terms of the Contract giving rise to such Receivable. Such Originator has no knowledge of any fact that should have led it to expect at the time of the initial creation of an interest in any Receivable originated by such Originator hereunder that such Receivable would not be paid in full when due except with respect to any Dilution. Each Receivable classified as an “Eligible Receivable” by such Originator in any document or report delivered hereunder satisfies the requirements of eligibility contained in the definition of Eligible Receivable.

(f) Eligible Receivables. Each Receivable reflected in any Purchase Report as an Eligible Receivable was an Eligible Receivable on the date of its acquisition by Buyer hereunder.

ARTICLE 3

CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Purchase. The Purchases under this Agreement are subject to the conditions precedent that (a) Buyer shall have received a cash contribution from Schein in accordance with Section 1.1, (b) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A and (c) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred under the Purchase Agreement; and (b) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by the applicable Originator that such statements are then true):

(i) the representations and warranties of such Originator set forth in Article II are true and correct in all material respects on and as of the date such Receivable came into existence as though made on and as of such date; and

(ii) no event has occurred and is continuing that constitutes a Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under a Subordinated Note, by offset of amounts owed to Buyer and/or by receipt of capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of an Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase and direct such Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

Section 3.3 Addition of Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer and Agent, in their sole discretion, provided that the following conditions are satisfied on or before the date of such addition (an “Originator Addition Date”);

(a) Schein shall have given the Agent and the Buyer at least 45 days prior written notice of such proposed addition and the identity of the proposed additional Originator;

(b) The Buyer shall have received an executed copy of a supplement substantially in the form of Exhibit VII hereto (each such supplement, a “Joinder Agreement”), duly executed and delivered by such Originator;

(c) The Buyer shall have received certified copies of (i) the resolutions of the governing body of such Originator authorizing the execution, delivery, and performance by it of the Joinder Agreement and any other Transaction Document to which it will be a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Joinder Agreement and any other Transaction Document to which it will be a party and (iii) the Organizational Documents of such Originator;

(d) The Buyer shall have received a certificate of a Responsible Officer of such Originator certifying the names and true signatures of the officers of such Originator authorized to sign the Joinder Agreement and any other Transaction Document to which it will be a party. Until the Buyer receives a subsequent incumbency certificate from it in form and substance reasonably satisfactory to the Buyer, the Buyer shall be entitled to rely on the last such certificate delivered to it by such Originator;

(e) The Buyer shall have received copies of any Collection Account Agreements to be executed with the Collection Banks and such Originator;

(f) The Buyer shall have received acknowledgment copies, or time stamped receipt copies of proper financing statements, duly filed on or before such Originator Addition Date under the UCC of all jurisdictions that the Buyer may deem necessary or desirable in order to perfect (with a first priority) the interests of the Buyer contemplated by this Agreement and the interests of the Agent, the Purchaser Agents and the Purchasers under the Purchase Agreement;

(g) The Buyer shall have received from the Servicer a Settlement Report representing the performance of the portfolio of Receivables originated by such Originator for the month prior to such Originator Addition Date;

(h) The Buyer shall have received completed UCC search reports, dated on or shortly before such Originator Addition Date, listing all effective financing statements filed in the jurisdiction referred to in clause (f) above that name such Originator as debtor, together with copies of such financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the PBGC in such jurisdictions as the Buyer may request, showing no such liens on any of the Receivables or other Purchased Assets;

(i) The Buyer shall have received satisfactory results of a review by the Buyer of such Originator’s collection, operating and reporting systems, historical receivables data and accounts, including satisfactory results of a review of its operating locations and satisfactory review of the Eligible Receivables in existence on such Originator Addition Date;

(j) The Buyer shall have received a good standing certificate with respect to such Originator issued by the Secretary of the jurisdiction of its organization;

(k) The prior written consent of the Agent and each Purchaser Agent shall have been obtained (which consent may be subject to satisfactory due diligence results);

(l) The Buyer, the Agent and each Purchaser Agent shall have received such other approvals, opinions or documents as such Person may reasonably request from such Originator, including a guarantee by Schein of such Originator’s obligations hereunder and under any other Transaction Document to which it is a party; and

(m) No event shall have occurred and be continuing that constitutes a Termination Event or an Unmatured Termination Event.

ARTICLE 4

COVENANTS

Section 4.1 Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants as set forth below:

(a) Notice of Material Adverse Change. Promptly upon becoming aware thereof, such Originator shall give the Buyer notice of any material adverse change in the business, operations or financial condition of such Originator which reasonably could be expected to materially adversely affect the collectibility of its Receivables.

(b) Preservation of Corporate Existence. Such Originator shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to materially adversely affect (i) the interests of the Buyer hereunder or (ii) the ability of such Originator to perform its obligations under the Transaction Documents.

(c) Compliance with Laws. Such Originator shall comply in all material respects with all Laws applicable to such Originator, its business and properties, and all Receivables originated by such Originator.

(d) Enforceability of Obligations. Such Originator shall take such actions as are reasonable and within its power to ensure that, with respect to each Receivable originated by such Originator, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor.

(e) Books and Records. Such Originator shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing its Receivables in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of all Collections of and adjustments to each existing Receivable originated by such Originator). Such Originator will (A) on or prior to the date hereof, mark its computer records indicating that its Receivables have been sold to the Buyer and pledged to the Agent under the Purchase Agreement (which marking may take the form of a footnote or legend on any applicable entry screen for the Receivables data or system) and (B) upon the request of the Agent or any Purchaser Agent following the occurrence and during the continuation of a Termination Event, deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to its Receivables.

(f) Obligor List. Such Originator shall at all times maintain a current list (which may be stored on computer systems or disks) of all Obligors under Contracts related to its Receivables, including the name, address and account number of each such Obligor.

(g) Litigation. As soon as possible, and in any event within five (5) Business Days of such Originator’s knowledge thereof, such Originator shall give the Buyer notice of any litigation, investigation or proceeding against such Originator which may exist at any time which could be reasonably expected to have a material adverse effect on the financial condition or results of operations of such Originator, materially impair the ability of such Originator to perform its obligations under this Agreement, or materially adversely affect the collectibility of the Receivables originated by such Originator.

(h) Notice of Relocation. Such Originator shall give the Buyer and the Agent 30 days’ prior written notice of any change of its Chief Executive Office, any office where records are kept or its jurisdiction of formation. Such Originator will at all times maintain its Chief Executive Office within a jurisdiction in the United States in which Article 9 of the UCC is in effect as of the date hereof or the date of any such relocation and in the event it moves its Chief Executive Office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the interests of the Buyer in its Receivables, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting the interests of the Buyer in its Receivables and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the interest of the Buyer in its Receivables.

(i) Further Information. Such Originator shall furnish or cause to be furnished to the Buyer such other information as promptly as practicable, and in such form and detail, as the Buyer may reasonably request.

(j) Fees, Taxes and Expenses. Such Originator shall pay all filing fees, stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Buyer) and expenses, including the fees and expenses set forth in Section 6.2, if any, which are incurred or assessed on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

(k) Subordinated Note. Such Originator shall not transfer or pledge its Subordinated Note to any Person.

(l) Fulfillment of Obligations. Such Originator shall duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with this Agreement and the Receivables originated by such Originator, shall duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to its Receivables, shall do nothing to materially impair the rights, title and interest of the Buyer in and to its Receivables, and shall pay when due (or contest in good faith) any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with its Receivables and their creation and satisfaction.

(m) Copies of Reports, Filings, Etc. Such Originator shall furnish to the Buyer, upon written request, as soon as practicable after the issuance, sending or filing thereof, copies of all proxy statements, financial statements, reports and other communications which such Originator sends to its security holders generally, and, if such Originator is required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, copies of all regular, periodic and special reports which Originator files with the Securities and Exchange Commission or with any securities exchange on Forms 10-K, 10-Q, 8-K or any successor forms thereto. Such Originator agrees that the Buyer may furnish any such reports to the Agent and the Buyer agrees that it shall, promptly upon receipt of such reports, deliver such reports to the Agent.

(n) Compliance with Credit and Collection Policy. The Credit and Collection Policy shall be complied with in all material respects with respect to each Receivable originated by such Originator and each related Contract.

(o) Insurance. Such Originator shall keep insured all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

(p) Audits. At any reasonable time, and from time to time at the Buyer’s reasonable request upon written notice, such Originator shall permit the Buyer (and its assigns), or its agents or representatives, (i) to examine and make copies of and extracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Originator relating to its Receivables, including, without limitation, the related Contracts and Related Security, and (ii) to visit the offices and properties of such Originator for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to its Receivables, and such Originator’s performance under this Agreement with any of the officers, employees, or independent accountants of such Originator having knowledge of such matters. Such Originator shall reimburse the Buyer for all reasonable fees, costs and out-of-pocket expenses incurred by or on behalf of the Buyer in connection with up to one (1) such audit and visit for each calendar year promptly upon receipt of a written invoice therefor; provided that, following the occurrence and during the continuance of a Purchase Agreement Termination Event, such Originator shall reimburse the Buyer for all reasonable fees, costs and out-of-pocket expenses incurred by or on behalf of the Buyer promptly upon receipt of a written notice therefor.

(q) ERISA Events. Promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected have a material adverse affect on the business, financial condition, operations or properties of Schein and its ERISA Affiliates taken as a whole, Schein shall give the Buyer a written notice specifying the nature thereof, what action Schein or any ERISA Affiliate has taken with respect thereto and, when known by Schein, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(r) Separate Identity. Such Originator acknowledges that the Agent, the Purchaser Agents and the Purchasers are entering into the transactions contemplated by the

Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from such Originator and any Affiliates thereof. Such Originator shall take all actions required to maintain the Buyer’s status as a separate legal entity, including, without limitation,

(i) not anticipating any need for its having to extend advances to Buyer except for those described in the Transaction Documents, if any;

(ii) not conducting its business in the name of Buyer;

(iii) having stationery and business forms separate from those of Buyer;

(iv) not providing for its expenses and liabilities from the funds of Buyer;

(v) notwithstanding certain limited liabilities of Buyer to Agent, not being liable for the payment of any liability of Buyer;

(vi) not holding out either the assets or the creditworthiness of itself as being available for the payment of any liability of Buyer;

(vii) maintaining an arm’s-length relationship with Buyer; and

(viii) not transferring assets from itself to Buyer without fair consideration or with the intent to hinder, delay or defraud the creditors of either itself or Buyer.

(s) Software. Such Originator shall use its reasonable efforts to enable each of the Buyer, any agent of the Buyer and the Servicer (whether by license, sublicense, assignment or otherwise) to use all of the computer software used to account for the Receivables originated by such Originator to the extent necessary to administer such Receivables.

(t) Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and cause Schein to make its balance sheet and statement of income and cash flows publicly available as described in Section 5.3(k) of the Purchase Agreement and furnish, or cause to be furnished, to Buyer (or its assigns):

(i) S.E.C. Filings. Promptly upon the written request of the Agent or any Purchaser Agent, copies of all registration statements and annual, quarterly, monthly or other regular reports which Schein files with the Securities and Exchange Commission.

(ii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables originated by such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(u) Notices. Such Originator will notify Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Termination Events or Unmatured Termination Events. The occurrence of each Termination Event and each Unmatured Termination Event, by a statement of an Authorized Officer of such Originator.

(ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against Schein or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against Schein and its Subsidiaries exceeds $75,000,000 and shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Schein or any Subsidiary to enforce any such judgment and after deducting (a) the amount with respect to which Schein or any such Subsidiary, as the case may be, is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which Schein or any such Subsidiary is otherwise indemnified, and (2) the institution of any material litigation, arbitration proceeding or governmental proceeding against any Originator; and (B) the entry of any judgment or decree or the institution of any material litigation, arbitration proceeding or governmental proceeding against any Originator.

(iii) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement to which such Originator is a party for an aggregate principal amount (for all Originators) exceeding $75,000,000.

(v) Ownership. Such Originator will establish and maintain, irrevocably in Buyer, (A) legal and equitable title to the Receivables originated by such Originator and the Collections and (B) all of such Originator’s right, title and interest in the Related Security, Collections and Proceeds associated with such Receivables, in each case, free and clear of any Liens other than Liens in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security, Collections and Proceeds and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

(w) Collections. Such Originator will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables originated by such Originator are remitted directly to such Originator or any Affiliate of such Originator, such Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposit into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, such Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Such Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer and, will not grant the right to take dominion and control of any

Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.

Section 4.2 Negative Covenants of each Originator. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants that:

(a) Statement for and Treatment of Sales. Such Originator shall not prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated herein in any manner other than as a sale of the Receivables originated by such Originator to the Buyer.

(b) No Rescissions or Modifications. Such Originator shall not rescind or cancel any Receivable originated by such Originator or related Contract or modify any terms or provisions thereof, or grant any Dilution to an Obligor except in accordance with the Credit and Collection Policy or otherwise with the consent of the Agent, unless such Receivable has been deemed collected pursuant to the Purchase Agreement and such Originator has fulfilled its obligations under Section 1.4 with respect thereto.

(c) No Change in Name, Identity or Corporate Structure. Such Originator shall not change its name, identity or corporate structure (within the meaning of Section 9-507(c) of the UCC of any applicable jurisdiction) in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-507(c) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have (i) given the Buyer and the Agent at least 30 days’ prior written notice thereof and (ii) delivered to the Buyer and the Agent all financing statements, instruments and other documents requested by the Buyer or the Agent in connection with such change.

(d) No Liens. Such Originator shall not cause any of its Receivables or related Contracts, or any inventory or goods the sale of which may give rise to a Receivable originated by such Originator, or any Collection Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of its Receivables to the Buyer and the Liens created in connection with the transactions contemplated by this Agreement.

(e) Liens on Inventory. Such Originator shall not cause or permit any Lien to be placed upon inventory or goods the sale of which may give rise to a Receivable unless (x) (i) any related security agreement, financing statements and any other related documents specifically exclude from such Lien the proceeds of the sale of such inventory or goods and (ii) the Buyer or any assignee or transferee thereof has reviewed such security agreement, financing statements and related documents or (y) the entity for whose benefit such Lien is granted or arises releases or has released the Lien at or prior to the time an invoice is sent for payment upon the sale of such inventory or goods.

(f) Consolidations, Mergers and Sales of Assets. Such Originator shall not (i) consolidate or merge with or into any other Person, or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that such Originator may merge or consolidate with another Person if such Originator is the entity surviving such merger.

(g) Change in Payment Instructions to Obligors. Such Originator shall not make any change in its instructions to Obligors regarding payments to be made with respect to the Receivables originated by such Originator unless the Buyer and the Agent shall have received, at least ten (10) days before the proposed effective date therefor, written notice of such change and the Agent shall have consented thereto; provided, however, that such Originator may make changes in instructions to Obligors regarding payments without any consent if such new instructions require such Obligor to make payments to another existing Collection Account. Such Originator will not add or terminate any bank as a Collection Bank, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition or termination and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box.

(h) ERISA Matters. Solely with respect to Schein, Schein shall not permit any event or condition which is described in Section 5.1(g) to occur or exist with respect to any Pension Plan.

(i) Modifications to Credit and Collection Policy. Such Originator will not make any material change to the Credit and Collection Policy without prior written consent of the Agent and each Purchaser Agent (and such Originator shall provide notice of any such change (unless de minimis) at least five (5) Business Days prior to the effective date of such change).

ARTICLE 5

TERMINATION EVENTS

Section 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) Any Originator shall fail to make any payment or deposit required hereunder when due and such failure shall continue for two (2) Business Days;

(b) Any Originator shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (a) of this Section 5.1) or any other Transaction Document to which it is a party and such failure shall continue for ten (10) consecutive days after either (i) any Responsible Officer of such Originator becomes aware thereof or (ii) written notice thereof to such Originator by the Agent, any Purchaser Agent or any Purchaser;

(c) Any representation, warranty, certification or statement made by any Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when made or deemed provided that any misrepresentation or certification for which Buyer has actually received a Purchase Price Credit shall not constitute a Termination Event hereunder;

(d) Failure of any Originator to pay any Indebtedness when due in excess of $75,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or the default by any Originator in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed (and such default shall continue for the applicable grace period, if any, under the applicable agreement), the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity unless (A) BTMU is a party to such other agreement or instrument and (B) BTMU and the other requisite lenders thereunder consent to a written waiver of such default or other event in accordance with the terms of such agreement or instrument; or any such Indebtedness of such Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof;

(e) An Event of Bankruptcy shall occur with respect to any Originator;

(f) One or more final judgments for the payment of money in an amount in excess of $75,000,000, individually or in the aggregate, shall be entered against Schein or any of its Subsidiaries and (A) such amount remains unpaid and (B) such amount remains undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Originator to enforce any such judgment;

(g) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in, or could be reasonably expected to have, a material adverse affect on the business, financial condition, operations or properties of Schein and the ERISA Affiliates taken as a whole;

(h) A Purchase Agreement Termination Event shall have occurred;

(i) Schein becomes unable for any reason to convey or reconvey Receivables originated by Schein in accordance with the provisions of this Agreement; or

(j) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Receivables, or any assets of Buyer, any Originator or any Affiliate and the lien shall not have been released within seven (7) days or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Purchased Assets.

Section 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(e), or of an actual or deemed entry of an order for relief with respect to any Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by each Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE 6

INDEMNIFICATION

Section 6.1 Indemnities by each Originator. Without limiting any other rights that Buyer may have hereunder or under applicable law, each Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, reasonable and documented out-of-pocket costs and expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements of one counsel to the affected Indemnified Parties taken as a whole (and solely in the case of any conflict of interest, one additional counsel to the affected Indemnified Parties, taken as a whole)(all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables originated by any Originator, excluding, however:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence, bad faith or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent resulting from disputes solely between or among Indemnified Parties and their Respective Affiliates;

(c) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(d) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Receivable Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by, among other things, the Receivables, the Related Security and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Originator or limit the recourse of Buyer to any Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b), (c) and (d) above, each Originator shall indemnify Buyer for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made by any Originator (or any officers of any Originator) under or in connection with any Purchase Report, this Agreement, any other Transaction Document or any other information or report delivered by any Originator pursuant hereto or thereto that shall have been false or incorrect when made or deemed made;

(ii) the failure by any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, any Originator’s use of the proceeds of any Purchase from it hereunder, the ownership of the Receivables or any other investigation, litigation or proceeding relating to any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables originated by any Originator and the associated Collections, and all of such Originator’s right, title and interest in the Related Security associated with such Receivables, in each case, free and clear of any Lien;

(x) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase from such Originator hereunder or at any subsequent time;

(xi) any action or omission by any Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;

(xii) any attempt by any Person to void the Purchase from any Originator hereunder under statutory provisions or common law or equitable action;

(xiii) the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report prepared by any Originator to be an Eligible Receivable at the time acquired by Buyer; and

(xiv) any failure of any Originator to pay any taxes when due.

Section 6.2 Other Costs and Expenses. Each Originator shall pay to Buyer on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Each Originator shall pay to Buyer on demand any and all reasonable costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and Buyer and consented to by the Agent and each Purchaser Agent. Notwithstanding any of the foregoing to the contrary, the Originators and the Buyer, with the consent of the Agent, may enter into any amendment, modification or waiver of any Transaction Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Purchased Assets for the benefit of the Buyer (or its assigns), or as required by local law to give effect to or protect any security interest for the benefit of the Buyer (or its assigns), in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as reasonably determined by the Originator and the Buyer), in any provision of any Transaction Document.

Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if sent via U.S. certified or registered mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3 Protection of Ownership Interests of Buyer.

(a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the Receivable Interests, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time after the occurrence and during the continuance of a Termination Event, Buyer (or its assigns) may, at each Originator’s sole cost and expense, direct such Originator to notify the Obligors of Receivables originated by such Originator of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If any Originator fails to perform any of its obligations under Section 13.3(a) of the Purchase Agreement, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Originators as provided in Section 6.2. Each Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator (i) to execute on behalf of such Originator as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables originated by such Originator and the other Purchased Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables and other Purchased Assets as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in such Receivables and other Purchased Assets. Buyer shall provide each Originator with copies of any such filings. This appointment is coupled with an interest and is irrevocable. If any Originator fails to perform any of its obligations hereunder: (A) such Originator hereby authorizes Buyer (or its assigns) to file financing statements and other filing or recording documents with respect to the Receivables and other Purchased Assets (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of such Originator, in such form and in such offices as Buyer (or any of its assigns) reasonably determines appropriate to perfect or maintain the perfection of the ownership or security interests of Buyer (or its assigns) hereunder, (B) such Originator acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or other Purchased Assets (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent (as Buyer’s assignee), consenting to the form and substance of such filing or recording document, and (C) such Originator approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent (as Buyer’s assign) in connection with the perfection of the ownership or security interests in favor of Buyer or the Agent (as Buyer’s assign).

Section 7.4 Confidentiality.

(a) Each Originator and Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Agent and the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated under the Transaction Documents, except that such Originator and its officers and employees may disclose such information to such Originator’s external accountants, attorneys and other advisors and as required by any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).

(b) Each Originator hereby consents to the disclosure of any nonpublic information with respect to it in connection with the transactions contemplated herein (i) to Buyer, the Agent, the Purchasers or the Purchaser Agents by each other, (ii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), and (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Purchaser or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which BTMU acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person described in the foregoing clauses (ii) and (iii) is informed of the confidential nature of such information. In addition, the Purchasers, the Purchaser Agents and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 7.5 Bankruptcy Petition.

(a) Each Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of the Conduit Purchasers, it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Each Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6 Limitation of Liability. No claim may be made by any Originator, Buyer, any Purchaser, the Agent or any Purchaser Agent (or its Affiliates, directors, officers, employees, attorneys or agents) against any such other Person (or its Affiliates, directors, officers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto, on behalf of itself and its Affiliates, directors, officers, employees, attorneys, agents, successors and assigns, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 7.8 CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT AND EACH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST SUCH ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY SUCH ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 7.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of each Originator, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of each Originator. Without limiting the foregoing, each Originator acknowledges that Buyer, pursuant to the Purchase Agreement, has assigned to the Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Each Originator agrees that the Agent, as the assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and each Originator agrees to cooperate fully with the Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article”, “Section”, “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

HENRY SCHEIN, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Executive Vice President and Chief Financial Officer

Address:	135 Duryea Road
Melville, New York 11747
Attention: Chief Financial Officer
Facsimile: (631) 843-5541

With a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Ron D. Franklin, Esq.
Facsimile: (212) 969-2900

HENRY SCHEIN PUERTO RICO, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Executive Vice President and
Chief Financial Officer

Address:	135 Duryea Road
Melville, New York 11747
Attention: Chief Financial Officer
Facsimile: (631) 843-5541

With a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Ron D. Franklin, Esq.
Facsimile: (212) 969-2900

S-1	Receivables Sale Agreement

INSOURCE, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Executive Vice President and
Chief Financial Officer

Address:	135 Duryea Road
Melville, New York 11747
Attention: Chief Financial Officer
Facsimile: (631) 843-5541

With a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Ron D. Franklin, Esq.
Facsimile: (212) 969-2900

CAMLOG USA, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Executive Vice President

Address:	135 Duryea Road
Melville, New York 11747
Attention: Chief Financial Officer
Facsimile: (631) 843-5541

With a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Ron D. Franklin, Esq.
Facsimile: (212) 969-2900

S-2	Receivables Sale Agreement

HSFR, INC.

By:	/s/ Ferdinand G. Jahnel
Name:	Ferdinand G. Jahnel
Title:	Treasurer

Address:	135 Duryea Road
Melville, New York 11747
Attention: Chief Financial Officer
Facsimile: (631) 843-5541

With a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Ron D. Franklin, Esq.
Facsimile: (212) 969-2900

S-3	Receivables Sale Agreement

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement (hereinafter defined).

“Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Receivables Sale Agreement, dated as of April 17, 2013, between Schein, Schein Puerto Rico, Insource, Camlog, and the other entities from time to party thereto, as Originators, and Buyer, as the same may be amended, restated, supplemented or otherwise modified.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Camlog” has the meaning set forth in the preamble to the Agreement.

“Credit and Collection Policy” means Schein’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit IV, as modified from time to time in accordance with the Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 1.50% per annum.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables originated by the Originators after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to Buyer of financing its investment in such Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Originators and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall apply only prospectively. As of the date hereof, the Discount Factor is 2.80%.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Schein within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a complete or partial withdrawal from a Multiemployer Plan that results in liability to Schein or any ERISA Affiliate, or the receipt or delivery by Schein or any ERISA Affiliate of any notice with respect to any Multiemployer Plan concerning the imposition of liability as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA; (c) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (d) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the PBGC or a plan administrator shall, or shall indicate its intention in writing to Schein or any ERISA Affiliate to, terminate any Pension Plan or appoint a trustee to administer any Pension Plan; (f) Schein or any ERISA Affiliate incurs liability under Title IV of ERISA with respect to the termination of any Pension Plan; (g) a failure by any Pension Plan to satisfy the minimum funding standards (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA) applicable to such Pension Plan, in each instance, whether or not waived or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Schein or any ERISA Affiliate.

“Indemnified Amounts” has the meaning set forth in Section 6.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 6.1 of the Agreement.

“Initial Cutoff Date” has the meaning set forth in Section 1.2 of the Agreement.

“Insource” has the meaning set forth in the preamble to the Agreement.

“Joinder Agreement” has the meaning set forth in Section 3.3(b) of the Agreement.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which Schein or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time and any cash then held by the Buyer, over (b) the sum of (i) the Aggregate Invested Amount outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

“Originator Addition Date” has the meaning set forth in Section 3.3 of the Agreement.

“Originators” has the meaning set forth in the preamble to the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to Title IV of ERISA which Schein or any ERISA Affiliate sponsors or maintains, or to which Schein or any of its ERISA Affiliate makes, is making, or is obligated to make contributions, including a multiple employer plan (as described in Section 4064(a) of ERISA), or with respect to which Schein or any of its ERISA Affiliate has any liability, contingent or otherwise.

“Purchase” means the purchase by Buyer from each Originator pursuant to Section 1.2(a) of the Receivables originated by such Originator and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Purchase Agreement Termination Event” means any “Termination Event” under and as defined in the Purchase Agreement.

“Purchase Price” means, with respect to the Purchase from each Originator, the aggregate price to be paid by Buyer to such Originator for such Purchase in accordance with Section 1.3 of the Agreement for the Receivables originated by such Originator being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.4 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.4 of the Agreement.

“Purchase Report” has the meaning set forth in Section 1.2(b) of the Agreement.

“Purchased Assets” has the meaning set forth in Section 2.1(c) of the Agreement.

“Purchaser” has the meaning set forth in the Preliminary Statements to the Agreement.

“Receivable” means all indebtedness and other obligations owed to an Originator (at the times it arises, and before giving effect to any transfer or conveyance under the Agreement) or to Buyer (after giving effect to the transfers under the Agreement) (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of goods or the rendering of services by such Originator, and further includes, without limitation, the obligation to pay any Finance Charges (if any) with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that, any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the account debtor or such Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Security” means, with respect to any Receivable originated by an Originator:

(i) all security or other interests in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of such Originator’s right, title and interest in each Lock-Box and each Collection Account, and

(vii) all proceeds of any of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (a) 2.5% of the Purchase Limit under the Purchase Agreement, and (b) the product of (i) 2.0 times the product of the Default Ratio times the Loss Horizon Ratio, each as determined from the most recent Settlement Report received from the Servicer under the Purchase Agreement, and (ii) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Settlement Report received from the Servicer under the Purchase Agreement.

“Schein” has the meaning set forth in the preamble to the Agreement.

“Schein Puerto Rico” has the meaning set forth in the preamble to the Agreement.

“Subordinated Loan” has the meaning set forth in Section 1.3(a) of the Agreement.

“Subordinated Note” means a promissory note in substantially the form of Exhibit V hereto as more fully described in Section 1.3 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(e), (iii) the Business Day specified in a written notice from Buyer to each Originator following the occurrence of any other Termination Event, and (iv) the date which is 60 days after Buyer’s receipt of written notice from each Originator that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Places of Business; Locations of Records;

Federal Employer Identification Number(s); Other Names

(On file with the Agent)

II-1

Exhibit III

Lock-boxes; Collection Accounts; Collection Banks

(On file with the Agent)

III-1

Exhibit IV

Credit and Collection Policy

(On file with the Agent)

IV-1

Exhibit V

Form of Subordinated Note

SUBORDINATED NOTE

                    , 201

1. Note. FOR VALUE RECEIVED, the undersigned, HSFR, Inc., a Delaware corporation (“SPV”), hereby unconditionally promises to pay to the order of [ORIGINATOR NAME], a(n)             ***[corporation] [limited liability company] [partnership]*** (“Originator”), in lawful money of the United States of America and in immediately available funds, on or before the date following the Termination Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold by Originator under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchase thereunder (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Receivables Sale Agreement dated as of April 17, 2013 among Originator and certain of its affiliates, as sellers, and SPV, as buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.3 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the 1-month LIBOR rate published in The Wall Street Journal on the first Business Day of each month (or portion thereof) during the term of this Subordinated Note, computed for actual days elapsed on the basis of a year consisting of 360 days and changing on the first business day of each month hereafter (“LIBOR”); provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate equal to LIBOR plus 1.50 % per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

4. Subordination. Originator shall have the right to receive, and SPV shall make, any and all payments and prepayments relating to the loans made under this Subordinated Note provided that, after giving effect to any such payment or prepayment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Purchase Agreement hereinafter referred to) owned by SPV at such time exceeds the sum of (a) the Aggregate Unpaids (as defined in the Purchase Agreement) outstanding at such time under the Purchase Agreement, plus (b) the aggregate outstanding principal balance of all loans made under this Subordinated Note. Originator hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of SPV owing to the Agent or any Purchaser under that certain Receivables Purchase Agreement dated as of April 17, 2013 by and among SPV, Henry Schein, Inc., as initial Servicer (the “Servicer”), various Purchaser Groups from time to time party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the agent (the “Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent, the Purchaser Agents and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which the “Aggregate Invested Amount” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations (other than contingent obligations for which no claim has been asserted), collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not institute against SPV any proceeding of the type described in Section 5.1(e) of the Sale Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of this Section 4, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(e) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Invested Amount and the Senior Claim (including “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such Yield is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchasers.

7. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT NEW YORK, NEW YORK, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Agent, and any such attempted transfer shall be void.

HSFR, INC.

By:
Title:

Schedule

to

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by (initials)

Exhibit VI

[Form of] Purchase Report

For the Calculation Period beginning [date] and ending [date]

TO: BUYER AND THE AGENT (AS BUYER’S ASSIGNEE)

Aggregate Receivables generated and sold during the period:	$			A
Less: Purchase Price discount during the Period:	($	)		(B	)
Equals: Gross Purchase Price payable during the period (A – B)			$	=C
Less: Total Purchase Price Credits arising during the period:	($	)		(D	)
Equals: Net Purchase Price payable during the period (C – D):			$	=E

Cash Purchase Price Paid to Originator during the period:	$			F
Subordinated Loans made during the period:	$			G
Less: Repayments of Subordinated Loans received during the period:	($	)		(H	)
Equals: Purchase Price paid in cash or Subordinated Loans during the period (F + G – H):			$	=I
Aggregate Outstanding Balance of Receivables contributed during the period:	$			J

VI-1

Exhibit VII

[Form of] Joinder Agreement

THIS JOINDER AGREEMENT, dated as of             , 201     (this “Agreement”) is executed by                     , a [corporation][limited liability company] organized under the laws of                     (the “Additional Originator”), with its principal place of business located at                     .

(a) HSFR, Inc. (“Buyer”), Henry Schein, Inc. (“Schein”), Henry Schein Puerto Rico, Inc. (“Schein Puerto Rico”), Insource, Inc. (“Insource”), Camlog USA, Inc. (“Camlog”) and such other entities party thereto from time to time as Originators (collectively with Schein, Schein Puerto Rico, Insource and Camlog hereinafter referred to as the “Originator” or the “Originators”), have entered into that certain Receivables Sale Agreement, dated as of April 17, 2013 (as amended from time to time, the “Receivables Sale Agreement”).

(b) The Additional Originator desires to become an Originator pursuant to Section 3.3 of the Receivables Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

SECTION 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Sale Agreement.

SECTION 2. Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Receivables Sale Agreement. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 3.3 of the Receivables Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Receivables Sale Agreement and the other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Receivables Sale Agreement and the other Transaction Documents.

SECTION 3. Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article II of the Receivables Sale Agreement as of the date hereof (unless such representations and warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that the chief place of business and chief executive office of the Additional Originator, and the offices where the Additional Originator keeps all of its books, records and documents evidencing the Receivables generated by it, the related Contracts and Related Security at the addresses set forth below:

SECTION 4. Miscellaneous. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. This Agreement is executed by the

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Additional Originator for the benefit of Buyer and the other Originators, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[Name of Additional Originator]

By:
Name:
Title:

[ADDRESS]
Attn: [ ]
Telephone No.: [ ]
Facsimile No.: [ ]

Consented to:

HSFR, INC.

By:
Name:
Title:

Consented to:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Agent

By:
Name:
Title:

Schedule A

DOCUMENTS TO BE DELIVERED TO BUYER

ON OR PRIOR TO THE PURCHASE

1.	Executed copies of the Receivables Sale Agreement, duly executed by the parties thereto.

2.	Copy of the Credit and Collection Policy to attach to the Receivables Sale Agreement as an Exhibit.

3.	A certificate of each Originator’s Secretary certifying:

(a) A copy of the Resolutions of the Board of Directors of such Originator, authorizing such Originator’s execution, delivery and performance of the Receivables Sale Agreement and the other documents to be delivered by it thereunder;

(b) A copy of the Organizational Documents of such Originator (also certified, to the extent that such documents are filed with any governmental authority, by the Secretary of State of the jurisdiction of organization of such Originator on or within thirty (30) days prior to closing);

(c) Good Standing Certificates for such Originator issued by the Secretary of State of its state of incorporation; and

(d) The names and signatures of the officers authorized on its behalf to execute the Receivables Sale Agreement and any other documents to be delivered by it thereunder.

4.	Pre-filing state and federal tax lien, judgment lien and UCC lien searches against the Originators in the applicable UCC locations:

5.	Time stamped receipt copies of proper financing statements, duly filed under the UCC on or before the date of the initial Purchase (as defined in the Receivables Sale Agreement) in all jurisdictions as may be necessary or, in the opinion of Buyer (or its assigns), desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by the Receivables Sale Agreement.

6.	Time stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by each Originator.

7.	Executed Collection Account Agreements for each Lock-Box and Collection Account.

8.	A favorable opinion of legal counsel for each Originator licensed to give opinions under New York law reasonably acceptable to Buyer (and the Agent, as Buyer’s assignee) as to the following:

(a) Such Originator (other than Schein Puerto Rico and Insource) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation.

A-1

(b) Such Originator (other than Schein Puerto Rico and Insource) has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such Originator’s business.

(c) The execution and delivery by such Originator (other than Schein Puerto Rico and Insource) of the Receivables Sale Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary organizational action and proceedings on the part of such Originator and will not:

(i) require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(ii) contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or of any judgment, injunction, order or decree binding upon such Originator; or

(d) The Receivables Sale Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by such Originator (other than Schein Puerto Rico and Insource) and constitutes the legally valid, and binding obligation of such Originator enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

(e) In the event that the Receivables Sale Agreement is held to create a transfer for security purposes rather than a true sale or other outright assignment, the provisions of the Receivables Sale Agreement are effective to create valid security interests in favor of Buyer in all of such Originator’s right, title and interest in and to its Receivables and other Purchased Assets described therein which constitute “accounts,” “chattel paper” or “payment intangibles” (each as defined in the UCC) (collectively, the “Opinion Collateral”), as security for the payment of a loan deemed to have been made by Buyer to such Originator in an amount equal to the Purchase Price (as defined therein) of the Receivables (as defined therein) acquired from such Originator, together with all other obligations of such Originator thereunder.

(f) Each of the UCC-1 Financing Statements naming such Originator (other than Schein Puerto Rico and Insource) as debtor, Buyer, as secured party, and Agent, as assignee of secured party to be filed with the appropriate Secretary of State, is in appropriate form for filing therein. Upon filing of such UCC-1 Financing Statements in such filing offices and payment of the required filing fees, the security interest in favor of Buyer in the Receivables and the other Opinion Collateral will be perfected (in the case of the other Opinion Collateral to the extent the security interests may be perfected by the filing of UCC-1 financing statements).

(g) Originator is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

A-2

9.	A “true sale” opinion and “substantive consolidation” opinion of counsel for Originator with respect to the transactions contemplated by the Receivables Sale Agreement.

10.	A Certificate of a Responsible Officer of each Originator certifying that, as of the closing date, no Termination Event or Unmatured Termination Event exists and is continuing.

11.	Executed Subordinated Note by Buyer in favor of each Originator.

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